Exhibit 3.1

ARTICLES OF AMENDMENT

OF

HUNT COMPANIES FINANCE TRUST, INC.

Hunt Companies Finance Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST: The Corporation desires to amend its charter as currently in effect.

SECOND: The charter is hereby amended by deleting the text of Article II in its entirety and inserting the following in place thereof:

The name of the corporation (the “Corporation”) is:

Lument Finance Trust, Inc.

THIRD: The foregoing amendment to the charter of the Corporation will be effective as of 8:00 a.m. (Eastern) on December 28, 2020.

FOURTH: The foregoing amendment to the charter of the Corporation has been unanimously approved by the board of directors of the Corporation and the amendment is limited to a change expressly authorized by § 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

FIFTH: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, those matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this 17th day of December 2020.

ATTEST:	HUNT COMPANIES FINANCE TRUST, INC.

/S/ James J. Henson	/S/ Michael P. Larsen	(SEAL)
James J. Henson	Michael P. Larsen
Secretary	President